Contact:  Michael Pawelek, Chairman and CEO: 210-545-5994 or
IR Contact:  David Charles, Sierra Partners LLC, 303-757-2510

South Texas Oil Company Announces Closing of $27.3 Million Debt Restructuring
and Non-Core Asset Dispositions

SAN ANTONIO – May 20, 2009 (PR Newswire) – South Texas Oil Company (NASDAQ: STXX) today announced the closing of its previously announced comprehensive debt restructuring and non-core asset dispositions.  The definitive agreements with The Longview Fund L.P. to restructure $27.3 million of senior secured debt (including accrued interest) closed on May 18, 2009.  The debt restructuring includes the exchange of $17.5 million in principal (including accrued interest) for 1.75 million shares of Series A Convertible Preferred Stock and a debt/non-core asset exchange valued at $9.8 million.

Convertible Preferred Stock Transaction
On February 23, 2009, the Company announced that it had entered into a comprehensive debt restructuring and related agreements with Longview.  With the effectiveness of the securities exchange agreement on May 18, 2009, the Company issued to Longview approximately 1.75 million shares of Series A Convertible Preferred Stock in exchange for the surrender and cancellation of approximately $17.5 million of notes held by Longview.  Each share of Series A Convertible Preferred Stock has a stated value equal to $10.00 per share, has no coupon rate, does not pay dividends, and has no voting rights.  The shares of Series A Convertible Preferred Stock are convertible into shares of the Company’s common stock at any time subsequent to 90 days after the closing of the exchange at a conversion price of $0.50 per share of common stock.

The Company simultaneously closed an asset purchase and sale agreement with Longview to convey the Company’s interest in its Colorado DJ Basin oil and gas properties and one of its drilling rigs and associated assets to Longview for a combined total of $9.8 million, which has been applied to discharge and satisfy $9.8 million in debt.  The Colorado property disposition, which carries an effective date of May 18, 2009, includes approximately 217,000 barrels of oil equivalent (Boe) of proved reserves and an estimated 18 Boe per day of net production.  The Colorado property disposition includes the Company’s entire 37.5% non-operated working interest in 23,111 gross (8,666 net) mineral acres.

On April 24, 2009, the Company filed a Definitive Information Statement on Schedule 14C with the Securities and Exchange Commission (“SEC”) to notify all of its shareholders that a majority of the voting power of our shares of common stock had approved the issuance of the shares of Series A Convertible Preferred Stock in exchange for the cancellation of notes held by Longview and the increase in authorized shares from 50 million to 200 million shares in accordance with Section 14 of the Securities Exchange Act of 1934.  The stockholder consent actions became effective 20 days after the Definitive Information Statement on Schedule 14C was first mailed to its stockholders, which mailing occurred on April 24, 2009.

Management Comment
Commenting on the debt restructuring, Chairman and CEO Mike Pawelek said:  “The closing of today’s transactions delivers South Texas Oil and our shareholders improved liquidity, a strengthened balance sheet, and completes our financial restructuring.  We are pleased to continue to have the full support of our lenders.  To provide further financial stability, we have a strong inventory of highly economic, lower-risk, low-cost reserves to develop with our 27 re-entries of Austin Chalk laterals in the Giddings Field.  In addition, we continue to evaluate our approximately 14,000 net acres in the Giddings Field for Eagle Ford shale, Georgetown, Buda and Wilcox formation potential.

“By divesting these non-core Rockies assets, we can now focus entirely on our Texas, Louisiana, and Gulf Coast operating areas which generate the majority of our production and oil and gas sales.  We believe it is the optimal strategy for South Texas Oil to work the oil and gas provinces in which our technical team has the most experience and can maximize returns on invested capital.”

About South Texas Oil Company
San Antonio-based South Texas Oil Company (NASDAQ: STXX) is an independent energy company engaged in the acquisition, production, exploration and development of crude oil and natural gas.  Our core operating areas include Texas, Louisiana and the Gulf Coast.  The Company controls a large inventory of lower-risk developmental / exploitation locations and higher-risk, high-reward exploration prospects.  The Company leverages its geological and geophysical strengths by acquiring high-quality, operated properties and further enhances an asset's value through field-level cost reduction.  It continually evaluates producing property acquisition opportunities complementary to its core operating areas.  Please visit www.southtexasoil.com for additional information.

Forward-Looking Statements
This press release contains forward-looking information regarding South Texas Oil Company that is intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, based on the Company's current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as "expects", "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward-looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of the Company’s management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect the Company’s operations or financial results are included in the Company’s reports on file with the SEC. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. The Company does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

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